Exhibit 23.1


                   CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 21, 2006, relating to the consolidated financial statements and schedule of Bioenvision,Inc. and subsidiaries and Bioenvision, Inc.'s management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Bioenvision, Inc. as of June 30, 2006, which reports are included in Bioenvision Inc.'s Annual Report on Form 10-K for the year ended June 30, 2006.


/s/ J.H. Cohn LLP

Roseland, New Jersey
December 19, 2006